EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter 2013 Results

MARIETTA, Pa., July 26, 2013 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the second quarter and first half of 2013. Highlights include:

  Net income of $2.6 million for the second quarter of 2013, compared to $2.0 million for second quarter of 2012, with the increase primarily attributable to improved underwriting results
  7.2% increase in net premiums written to $140.6 million, reflecting continuing organic growth in commercial lines and the impact of premium rate increases
  100.6% statutory combined ratio1 for the second quarter of 2013, compared to 103.5% for the second quarter of 2012
  Operating income1 of $1.8 million for the second quarter of 2013, compared to operating income of $1.0 million for the second quarter of 2012
  Book value per share of $14.84 at June 30, 2013, compared to $15.63 at year-end 2012, with the decrease primarily attributable to a reduction in unrealized gains on available-for-sale bonds
	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$ 126,963	$ 117,569	8.0%	$ 251,665	$ 232,261	8.4%
Investment income, net	4,671	4,919	-5.0	9,486	10,009	-5.2
Realized gains	1,254	1,528	-17.9	2,595	3,838	-32.4
Total revenues	135,508	127,299	6.4	269,380	252,647	6.6
Net income	2,629	2,023	30.0	9,104	10,033	-9.3
Operating income	1,801	1,030	74.9	7,392	7,538	-1.9

Per Share Data
Net income – Class A (diluted)	$ 0.10	$ 0.08	25.0%	$ 0.35	$ 0.39	-10.3%
Net income – Class B	0.09	0.07	28.6	0.32	0.36	-11.1
Operating income – Class A (diluted)	0.07	0.04	75.0	0.28	0.30	-6.7
Operating income – Class B	0.07	0.04	75.0	0.26	0.27	-3.7
Book value	14.84	15.36	-3.4	14.84	15.36	-3.4

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has prepared on an accounting basis other than U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, the President and Chief Executive Officer of Donegal Group Inc., noted, "Our achievement of overall growth and improved profitability for our insurance operations in 2013 illustrates the success of several of our key initiatives.  In particular, we continue to see strong commercial lines premium growth, with commercial lines writings rising to 42.3% of our total writings for the first half of this year. Commercial lines renewal premium increases remain in the 5-10% range on average, while new business growth within this sector continues to be strong. We remain focused on increasing our share of business within our existing independent agencies and expanding the reach of our commercial products in regions where we have acquired companies that historically offered primarily personal lines of insurance. Because the risk characteristics of the commercial lines business we are adding through these initiatives remain similar to our historic writings, we believe our expanded commercial book of business will be similarly profitable in the long run."

"We are seeing measurable progress toward our targeted profitability levels in our personal lines insurance. Our results have benefited from rate increases and our continuing underwriting initiatives. We believe these actions will allow us to continue offering quality insurance products that meet the needs of our policyholders, while providing a sufficient return for our stockholders," Mr. Nikolaus noted.

Mr. Nikolaus continued, "Over the long term, Donegal Group has generated strong operating and financial results. We believe our strategy will allow us to attain our objectives of outperforming the property and casualty industry in terms of service, profitability and growth in book value.

"We remain confident in our ability to achieve our established corporate goals of increasing profits, building our financial strength and enhancing the value of our stockholders' investment," Mr. Nikolaus concluded.

At June 30, 2013, book value per share for Donegal Group was $14.84, compared to $15.63 at December 31, 2012, and $15.36 at June 30, 2012.  The lower book value per share at June 30, 2013 reflects a reduction in net unrealized gains in the fair value of the Company's available-for-sale fixed-income securities portfolio due to increased market interest rates.

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$ 50,242	$ 50,211	0.1%	$ 98,864	$ 98,221	0.7%
Homeowners	29,089	26,996	7.8	50,944	47,228	7.9
Other	4,263	4,187	1.8	7,633	7,826	(2.5)
Total personal lines	83,594	81,394	2.7	157,441	153,275	2.7
Commercial lines:
Automobile	15,726	13,950	12.7	31,189	26,810	16.3
Workers' compensation	19,707	16,330	20.7	42,918	34,983	22.7
Commercial multi-peril	19,963	17,450	14.4	39,657	33,875	17.1
Other	1,575	2,011	(21.7)	1,826	3,511	(48.0)
Total commercial lines	56,971	49,741	14.5	115,590	99,179	16.5
Total net premiums written	$ 140,565	$ 131,135	7.2%	$ 273,031	$ 252,454	8.2%

The Company's net premiums written increased 7.2% for the second quarter of 2013 compared to the second quarter of 2012. This increase represented the combination of 14.5% growth in commercial lines writings and 2.7% growth in personal lines writings. The $9.4 million growth in net premiums written for the second quarter of 2013 compared to the second quarter of 2012 included:

  $2.6 million, or 2.0% of total net premiums written, related to a change in the Michigan Insurance Company ("MICO") quota-share reinsurance agreement that continues to reduce the amount of business MICO cedes to external reinsurers. The Company acquired MICO in December 2010.
  $5.8 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that the Company attributes primarily to premium rate increases and new commercial accounts the Company's insurance subsidiaries have written throughout their operating regions.
  $1.0 million in personal lines premiums, excluding the MICO quota-share reinsurance change. The modest increase reflects the premium rate increases and underwriting initiatives the Company has implemented over the past four quarters.

The Company's net premiums written increased 8.2% in the first half of 2013. The increase included $5.4 million related to a reduction in the percentage of the premiums MICO ceded under its quota-share reinsurance agreement with external reinsurers in the first half of 2013 compared to 2012. Excluding the quota-share reinsurance change, commercial lines premiums rose $13.3 million and personal lines premiums rose $1.9 million for the first six months of 2013 compared to the first six months of 2012.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Statutory Combined Ratios
Personal Lines:
Automobile	100.2%	105.8%	102.2%	106.3%
Homeowners	101.6	116.3	95.3	105.9
Other	88.3	89.6	85.6	83.5
Total personal lines	100.2	108.4	99.2	105.0
Commercial Lines:
Automobile	99.8	108.6	101.2	100.9
Workers' compensation	108.1	89.8	104.9	91.8
Commercial multi-peril	103.1	95.4	100.8	91.9
Other	NM2	41.2	NM2	35.6
Total commercial lines	101.4	95.1	99.9	92.0
Total lines	100.6%	103.5%	99.3%	100.2%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	63.1%	63.8%	63.6%	63.1%
Loss ratio (weather-related)	7.4	9.6	6.0	7.1
Expense ratio	32.3	31.9	31.5	32.1
Dividend ratio	0.3	0.1	0.3	0.2
Combined ratio	103.1%	105.4%	101.4%	102.5%

[2]Not meaningful.

Mr. Nikolaus commented, "Compared to the prior-year quarter, we benefited from less severe weather in our marketing regions during the second quarter of 2013. In addition, the higher premium rates we have been able to implement continue to contribute to our improved results in selected lines of business, particularly personal automobile and homeowners. We are pleased that these business lines are trending toward our long-established profitability objectives. We expect to continue to request further rate increases in these business lines as market conditions permit.

"Results for our commercial lines of business have been somewhat variable in recent quarters. In part, this variability reflects changes we made in 2013 to our reinsurance agreements to increase the losses we retain in exchange for lower reinsurance premiums.  In addition, we have experienced an increased number of severe bodily injury and other liability claims that has resulted in accelerated loss ratios in our workers' compensation and commercial multi-peril lines of business. We are monitoring this uptick as part of our ongoing underwriting review process and have not identified any concerns with respect to the integrity of our underwriting controls or the quality of our book of business," Mr. Nikolaus noted.

For the second quarter of 2013, the Company's statutory loss ratio declined to 70.8%, compared to 74.1% for the second quarter of 2012. For the first six months of 2013, the Company's statutory loss ratio declined to 69.9% from 70.3%.  Large fire losses totaling $5.7 million in the second quarter of 2013, or 4.4 percentage points of the Company's loss ratio, declined from the $6.9 million, or 5.9 percentage points of the Company's loss ratio, that the Company experienced during the second quarter of 2012.

Weather-related losses of $9.4 million for the second quarter of 2013, representing 7.4 percentage points of the Company's loss ratio, compared favorably to $11.3 million in weather-related losses for the second quarter of 2012, or 9.6 percentage points of the Company's loss ratio. Development of reserves for losses incurred in prior accident years added 3.7 percentage points to the Company's loss ratios for the second quarter of 2013, compared to 1.9 percentage points for the second quarter of 2012.

The Company's statutory expense ratio1 of 29.5% for the second quarter of 2013 was comparable to the 29.3% statutory expense ratio for the second quarter of 2012.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 92.4% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2013.

	June 30, 2013		December 31, 2012
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 85,534	11.1%	$ 72,311	9.0%
Obligations of states and political subdivisions	440,317	57.0	457,896	56.8
Corporate securities	66,911	8.7	77,356	9.6
Residential mortgage-backed securities	120,647	15.6	129,047	16.0
Total fixed maturities	713,409	92.4	736,610	91.4
Equity securities, at fair value	8,906	1.2	8,757	1.1
Investments in affiliates	35,667	4.6	37,236	4.6
Short-term investments, at cost	14,913	1.8	23,826	2.9
Total investments	$ 772,895	100.0%	$ 806,429	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	3.4%		3.5%
Average fixed-maturity duration (years)	5.6		4.8

A 5.0% decrease in net investment income for the second quarter of 2013 primarily reflected the impact of the lower average investment yield on the Company's fixed-maturity securities portfolio compared to the second quarter of 2012. Net realized investment gains were $1.3 million for the second quarter of 2013, compared to $1.5 million for the second quarter of 2012. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the second quarter of 2013 or 2012.

Jeffrey D. Miller, Senior Vice President and Chief Financial Officer of Donegal Group Inc., in commenting on the Company's investment operations, noted, "Despite the impact of higher rates on the reported value of our fixed-maturity securities, Donegal Group – and the entire insurance industry –stands to benefit from rising interest rates. We currently intend to retain a high percentage of our bond holdings until their stated maturity. As a result, modest swings in the reported market value of our investment portfolio do not disconcert us.  Instead, we look forward to opportunities to invest new money at improving rates as they become available for securities that meet our investment parameters."

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation ("DFSC"), which owns all of the outstanding capital stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company's equity in the earnings of DFSC was $675,568 for the second quarter of 2013, compared to $1.1 million for the second quarter of 2012. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit ("SAP"). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company's measure of operating income (loss) to that of other companies.

The following table provides a reconciliation of net income to operating income:

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income to Operating Income
Net income	$ 2,629	$ 2,023	30.0%	$ 9,104	$ 10,033	-9.3%
Realized gains (after tax)	(828)	(993)	-16.6	(1,712)	(2,495)	-31.4
Operating income	$ 1,801	$ 1,030	74.9%	$ 7,392	$ 7,538	-1.9%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.10	$ 0.08	25.0%	$ 0.35	$ 0.39	-10.3%
Realized gains (after tax)	(0.03)	(0.04)	-25.0	(0.07)	(0.09)	-22.2
Operating income – Class A	$ 0.07	$ 0.04	75.0%	$ 0.28	$ 0.30	-6.7%

Net income – Class B	$ 0.09	$ 0.07	28.6%	$ 0.32	$ 0.36	-11.1%
Realized gains (after tax)	(0.02)	(0.03)	-33.3	(0.06)	(0.09)	-33.3
Operating income – Class B	$ 0.07	$ 0.04	75.0%	$ 0.26	$ 0.27	-3.7%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers' compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, July 26, 2013, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company's web site at http://investors.donegalgroup.com.  A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

As Forbes reported, Donegal Group Inc. was named to a list of the 100 Most Trustworthy Companies for 2013 and 2012, ranking the company among firms that have consistently demonstrated transparent and conservative accounting practices and solid corporate governance and management. A reprint of the Forbes article is available as a "Featured Report" on the Company's web site.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2013	2012

Net premiums earned	$ 126,963	$ 117,569
Investment income, net of expenses	4,671	4,919
Net realized investment gains	1,254	1,528
Lease income	210	245
Installment payment fees	1,734	1,928
Equity in earnings of DFSC	676	1,110
Total revenues	135,508	127,299

Net losses and loss expenses	89,519	86,385
Amortization of deferred acquisition costs	19,910	18,235
Other underwriting expenses	21,129	19,240
Policyholder dividends	341	109
Interest	334	631
Other expenses	1,413	584
Total expenses	132,646	125,184

Income before income tax expense	2,862	2,115
Income tax expense	233	92

Net income	$ 2,629	$ 2,023

Net income per common share:
Class A - basic	$ 0.10	$ 0.08
Class A - diluted	$ 0.10	$ 0.08
Class B - basic and diluted	$ 0.09	$ 0.07

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	21,202,571	20,041,887
Class A - diluted	21,603,880	20,339,388
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 140,565	$ 131,135

Book value per common share at end of period	$ 14.84	$ 15.36

Annualized return on average equity	2.7%	2.1%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2013	2012

Net premiums earned	$ 251,665	$ 232,261
Investment income, net of expenses	9,486	10,009
Net realized investment gains	2,595	3,838
Lease income	426	492
Installment payment fees	3,444	3,762
Equity in earnings of DFSC	1,764	2,285
Total revenues	269,380	252,647

Net losses and loss expenses	175,052	162,995
Amortization of deferred acquisition costs	39,470	36,116
Other underwriting expenses	39,881	38,486
Policyholder dividends	816	398
Interest	821	1,201
Other expenses	2,395	1,488
Total expenses	258,435	240,684

Income before income tax expense	10,945	11,963
Income tax expense	1,841	1,930

Net income	$ 9,104	$ 10,033

Net income per common share:
Class A - basic	$ 0.35	$ 0.40
Class A - diluted	$ 0.35	$ 0.39
Class B - basic and diluted	$ 0.32	$ 0.36

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	20,637,801	20,019,086
Class A - diluted	20,984,097	20,350,255
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 273,031	$ 252,453

Book value per common share at end of period	$ 14.84	$ 15.36

Annualized return on average equity	4.6%	5.2%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 34,371	$ 42,100
Available for sale, at fair value	679,038	694,510
Equity securities, at fair value	8,906	8,757
Investments in affiliates	35,667	37,236
Short-term investments, at cost	14,913	23,826
Total investments	772,895	806,429
Cash	24,994	19,801
Premiums receivable	131,993	117,196
Reinsurance receivable	240,528	215,893
Deferred policy acquisition costs	43,309	40,122
Prepaid reinsurance premiums	118,844	111,156
Other assets	41,934	26,292
Total assets	$ 1,374,497	$ 1,336,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 489,650	$ 458,827
Unearned premiums	392,142	363,088
Accrued expenses	16,900	17,141
Borrowings under line of credit	61,500	52,000
Subordinated debentures	5,000	20,465
Other liabilities	24,504	25,334
Total liabilities	989,696	936,855
Stockholders' equity:
Class A common stock	213	209
Class B common stock	56	56
Additional paid-in capital	181,372	176,417
Accumulated other comprehensive income	345	26,395
Retained earnings	215,528	209,670
Treasury stock, at cost	(12,713)	(12,713)
Total stockholders' equity	384,801	400,034
Total liabilities and stockholders' equity	$ 1,374,497	$ 1,336,889
CONTACT: For Further Information:
         Jeffrey D. Miller, Senior Vice President
         & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: investors@donegalgroup.com